Exhibit 99.1

NEWS RELEASE

Gray Reports Record Operating Results

Atlanta, Georgia – November 6, 2017. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announces record-setting results of operations for the third quarter and year-to-date periods ended September 30, 2017, including record revenue and net income.

Our total advertising revenue for the third quarter of 2017 was near the high end of our guidance range. In particular, our combined local and national advertising revenue increased by approximately $13.5 million, or 11%, in the third quarter of 2017 compared to the third quarter of 2016. On a Combined Historical Basis (as defined below), our aggregate local and national revenue (excluding approximately $8.2 million of advertising revenue attributable to the broadcast of the 2016 Summer Olympics) increased by approximately 3% in the third quarter of 2017 compared to the third quarter of 2016. In addition, our political advertising revenue significantly exceeded the high end of our guidance. We recorded broadcast and corporate and administrative expenses that were below the low end of our guidance. That range for broadcast expenses included the assumption that non-cash stock based compensation awards of approximately $3.4 million would be granted to certain non-executive employees during the third quarter. However, those awards were not made until October 2017. This performance produced fully diluted net income per share in the third quarter and first nine months of 2017 of $0.21 and $1.33, respectively.

As of September 30, 2017, our Total Leverage Ratio, Net of all Cash (as defined below) has improved to 4.99 times, on a trailing eight-quarter basis.

Looking forward, on a Combined Historical Basis, we believe that our fourth quarter of 2017 combined local and national advertising revenue will increase in the low single digit percentage range, when compared to the fourth quarter of 2016.

Financial Highlights:

●

Record Revenue - The following table presents certain of our record As Reported revenue and our Combined Historical Basis revenue for the third quarter of 2017 and the respective percentage change from the third quarter of 2016 (dollars in millions):

	Three Months Ended September 30, 2017
		%	Combined	%
	As-Reported	Change	Historical	Change
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$110.0	8%	$110.0	(4)%
National	31.0	22%	31.0	3%
Political	4.0	(82)%	4.0	(86)%
Retransmission consent	70.2	37%	70.2	23%
Other	3.8	7%	3.8	0%
Total	$219.0	7%	$219.0	(6)%

●

Record Net Income - Our net income of $15.3 million for the third quarter of 2017 was the highest net income for any third quarter in our history. Our Broadcast Cash Flow was $79.9 million for the third quarter of 2017 ($79.8 million on a Combined Historical Basis). Our Free Cash Flow was $38.1 million for the third quarter of 2017 ($38.0 million on a Combined Historical Basis).

Other Highlights:

●

On August 1, 2017, we acquired WCAX-TV (CBS) in the Burlington, Vermont - Plattsburgh, New York market (DMA 97) for $29.0 million (the “Vermont Acquisition”). We had operated this station under a local marketing agreement (“LMA”) since June 1, 2017, and the LMA expired upon completion of the acquisition.

●	On October 2, 2017, we announced that we renewed and extended all network affiliation agreements for our 39 stations affiliated with the CBS Network through December 31, 2021.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Effects of Acquisitions and Divestitures on Our Results of Operations

From October 31, 2013 through September 30, 2017, we completed 23 acquisition transactions and three divestiture transactions. As more fully described in our Form 10-Q to be filed with the Securities and Exchange Commission today and in our prior disclosures, these transactions added a net total of 51 television stations in 31 television markets, including 26 new television markets, to our operations.

We refer to the eight stations we acquired (excluding the stations acquired in the Clarksburg Acquisition) during the first nine-months of 2017 and the stations we commenced operating under an LMA during that period as the “2017 Acquisitions.” We refer to the 13 stations acquired in 2016, and that we retained in those transactions, as well as the stations in the Clarksburg Acquisition that we commenced operating under an LMA on June 1, 2016, as the “2016 Acquisitions.” During 2015, we completed six acquisitions, which collectively added seven television stations in six markets (four new markets) to our operations, and we refer to those stations as the “2015 Acquisitions.” Unless the context of the following discussion requires otherwise, we refer to the stations acquired in the 2017 Acquisitions, the 2016 Acquisitions and the 2015 Acquisitions, collectively, as the “Acquisitions.”

Due to the significant effect that our acquisitions and divestitures have had on our results of operations, and in order to provide more meaningful period over period comparisons, we present herein certain financial information on a “Combined Historical Basis.” Unless otherwise defined, Combined Historical Basis reflects financial results that have been compiled by adding Gray’s historical revenue and broadcast expenses to the historical revenue and broadcast expenses of the Acquisitions and subtracting the historical revenues and broadcast expenses of divested stations as if they had been acquired or divested, respectively, on January 1, 2015 (the beginning of the earliest period presented) (the “Completed Transactions”).

Combined Historical Basis financial information does not include any adjustments for other events attributable to the Completed Transactions except “Broadcast Cash Flow,” “Broadcast Cash Flow Less Cash Corporate Expenses,” “Operating Cash Flow as Defined in the Senior Credit Agreement” and “Total Leverage Ratio, Net of All Cash” each give effect to expected synergies, and “Free Cash Flow” on a Combined Historical Basis gives effect to the financings and certain expected operating synergies related to the Completed Transactions. “Operating Cash Flow as Defined in the Senior Credit Agreement” and “Total Leverage Ratio, Net of All Cash” on a Combined Historical Basis also reflect the add-back of legal and other professional fees incurred in completing acquisitions. Certain of the Combined Historical Basis financial information has been derived from, and adjusted based on, unaudited, unreviewed financial information prepared by other entities, which Gray cannot independently verify. We cannot assure you that such financial information would not be materially different if such information were audited or reviewed and no assurances can be provided as to the accuracy of such information, or that our actual results would not differ materially from the Combined Historical Basis financial information if the Completed Transactions had been completed at the stated date. In addition, the presentation of Combined Historical Basis, “Broadcast Cash Flow,” “Broadcast Cash Flow Less Cash Corporate Expenses,” “Operating Cash Flow as Defined in the Senior Credit Agreement,” “Total Leverage Ratio, Net of All Cash,” “Free Cash Flow” and the adjustments to such information, including expected synergies resulting from such transactions, may not comply with GAAP or the requirements for pro forma financial information under Regulation S-X under the Securities Act.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 2 of 20

Selected Operating Data on As-Reported Basis (unaudited)

	Three Months Ended September 30,
			% Change		% Change
			2017 to		2017 to
	2017	2016	2016	2015	2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$218,977	$204,490	7%	$151,102	45%
Political	$4,005	$22,272	(82)%	$4,594	(13)%

Operating expenses (1):
Broadcast	$139,430	$120,717	16%	$98,921	41%
Corporate and administrative	$8,318	$7,223	15%	$10,022	(17)%

Net (loss) income	$15,316	$(213)	7291%	$6,609	132%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$79,936	$84,170	(5)%	$52,667	52%
Broadcast Cash Flow Less Cash Corporate Expenses	$72,794	$77,916	(7)%	$43,434	68%
Free Cash Flow	$38,145	$29,495	29%	$15,609	144%

	Nine Months Ended September 30,
			% Change		% Change
			2017 to		2017 to
	2017	2016	2016	2015	2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$649,119	$574,846	13%	$427,869	52%
Political	$9,034	$41,576	(78)%	$7,950	14%

Operating expenses (1):
Broadcast	$406,446	$346,620	17%	$272,213	49%
Corporate and administrative	$24,436	$31,425	(22)%	$23,313	5%

Net income	$96,382	$26,439	265%	$24,314	296%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$243,639	$229,332	6%	$156,635	56%
Broadcast Cash Flow Less Cash Corporate Expenses	$222,431	$200,817	11%	$135,652	64%
Free Cash Flow	$130,622	$79,640	64%	$64,988	101%

(1) Excludes depreciation, amortization, and loss on disposal of assets.
(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 3 of 20

Selected Operating Data on Combined Historical Basis (unaudited)

	Three Months Ended September 30,
			% Change		% Change
			2017 to		2017 to
	2017	2016	2016	2015	2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$218,977	$233,798	(6)%	$203,223	8%
Political	$4,005	$28,181	(86)%	$5,535	(28)%

Operating expenses (1):
Broadcast	$139,430	$135,810	3%	$133,512	4%
Corporate and administrative	$8,318	$7,223	15%	$10,022	(17)%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$79,818	$97,715	(18)%	$76,549	4%
Broadcast Cash Flow Less
Cash Corporate Expenses	$72,676	$91,464	(21)%	$67,316	8%
Operating Cash Flow as defined in our Senior Credit Agreement	$72,488	$90,587	(20)%	$69,300	5%
Free Cash Flow	$37,963	$45,868	(17)%	$36,723	3%

	Nine Months Ended September 30,
			% Change		% Change
			2017 to		2017 to
	2017	2016	2016	2015	2015
	(dollars in thousands)
Revenue (less agency commissions):
Total	$661,472	$670,473	(1)%	$596,891	11%
Political	$9,074	$54,169	(83)%	$9,846	(8)%

Operating expenses (1):
Broadcast	$419,461	$406,653	3%	$385,468	9%
Corporate and administrative	$24,436	$31,425	(22)%	$23,313	5%

Non-GAAP Cash Flow (2):
Broadcast Cash Flow	$246,043	$270,909	(9)%	$234,462	5%
Broadcast Cash Flow Less
Cash Corporate Expenses	$224,835	$242,394	(7)%	$213,479	5%
Operating Cash Flow as defined in our Senior Credit Agreement	$224,873	$247,209	(9)%	$218,220	3%
Free Cash Flow	$133,319	$125,654	6%	$123,659	8%

(1) Excludes depreciation, amortization, and loss on disposal of assets.
(2) See definition of non-GAAP terms and reconciliation of the non-GAAP amounts to net income included elsewhere herein.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 4 of 20

Results of Operations for the Third Quarter of 2017

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) by type for the third quarter of 2017 and 2016 (dollars in thousands):

	Three Months Ended September 30,
	2017		2016
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$110,033	50.2%	$102,172	50.0%
National	31,027	14.2%	25,426	12.4%
Political	4,005	1.8%	22,272	10.9%
Retransmission consent	70,150	32.0%	51,096	25.0%
Other	3,762	1.8%	3,524	1.7%
Total	$218,977	100.0%	$204,490	100.0%

Total revenue increased $14.5 million, or 7%, to $219.0 million for the third quarter of 2017 compared to the third quarter of 2016. Total revenue from the 2017 Acquisitions and the 2016 Acquisitions, collectively, accounted for approximately $59.3 million of our total revenue in the third quarter of 2017 compared to $37.1 million in the third quarter of 2016.

The changes in revenue for the third quarter of 2017 compared to the third quarter of 2016 were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) increased $7.9 million, or 8%, to $110.0 million.

•	National advertising revenue increased $5.6 million, or 22%, to $31.0 million.

•	Political advertising revenue decreased $18.3 million, or 82%, to $4.0 million.

•	Retransmission consent revenue increased $19.1 million, or 37%, to $70.2 million.

•	Other revenue increased $0.2 million, or 7%, to $3.8 million.

Excluding the revenue contributed by the 2017 Acquisitions and 2016 Acquisitions, our total revenue decreased by $7.7 million in the third quarter of 2017 as compared to the third quarter of 2016. This was primarily the result of a decrease in political advertising revenue of approximately $14.2 million due to 2017 being the “off-year” of the two-year election cycle. These decreases were partially offset by an increase in retransmission consent revenue of approximately $10.0 million primarily due to higher retransmission consent rates.

Local and national advertising revenue for the third quarter of 2017 decreased by approximately $3.3 million primarily because the third quarter of 2016 included approximately $8.2 million of revenue from the 2016 Olympic Games.

Revenue on Combined Historical Basis.

 On a Combined Historical Basis, total revenue decreased $14.8 million, or 6%, to $219.0 million in the third quarter of 2017 compared to the third quarter of 2016 as a result of the following:

•	Local advertising revenue (including internet/digital/mobile) decreased $4.8 million, or 4%, to $110.0 million.

•	National advertising revenue increased $0.9 million, or 3%, to $31.0 million.

•	Political advertising revenue decreased $24.2 million, or 86%, to $4.0 million.

•	Retransmission consent revenue increased $13.2 million, or 23%, to $70.2 million.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 5 of 20

•	Other revenue was consistent at $3.8 million.

Local and national advertising revenue decreased primarily because the third quarter of 2016 included approximately $8.2 million of advertising revenue from the 2016 Olympic Games.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $18.7 million, or 16%, to $139.4 million for the third quarter of 2017 compared to the third quarter of 2016. The 2017 Acquisitions and 2016 Acquisitions, collectively, accounted for approximately $34.9 million of our broadcast operating expenses in the third quarter of 2017, and the 2016 Acquisitions accounted for approximately $20.9 million of our broadcast operating expenses in the third quarter of 2016. Including the impact of the 2017 Acquisitions and the 2016 Acquisitions, total retransmission expense increased $9.7 million, or 39%, to $34.7 million in the third quarter of 2017 compared to the third quarter of 2016.

Excluding the impact of the 2017 Acquisitions and the 2016 Acquisitions:

•

Non-compensation expenses increased $5.9 million, or 10%, in the third quarter of 2017, primarily due to retransmission expense increases of $5.3 million as well as net increases in programming, licensing and professional fees and certain other items.

•	Compensation expenses decreased $1.2 million, or 2%, in the third quarter of 2017.

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and loss on disposal of assets) increased $3.6 million, or 3%, to $139.4 million for the third quarter of 2017 compared to the third quarter of 2016. The increase reflects, in part, the following:

•	Retransmission expense increased $6.8 million, or 24%, to $34.7 million in the third quarter of 2017 compared to the third quarter of 2016, consistent with increases in retransmission consent revenue.

•	Syndicated programming and licensing expenses decreased $1.4 million, or 21%, in the third quarter of 2017 compared to the third quarter of 2016.

•	Professional fees increased $1.5 million, or 67%, in the third quarter of 2017 compared to the third quarter of 2016.

•	Compensation expenses decreased by approximately $1.9 million, or 3%, in the third quarter of 2017 compared to the third quarter of 2016.

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and gain or loss on disposal of assets) increased $1.1 million, or 15%, to $8.3 million in the third quarter of 2017 as compared to the third quarter of 2016, primarily as a result of increased professional services and promotional expenses. Non-cash share based compensation expenses were $1.2 million and $1.0 million in the third quarters of 2017 and 2016, respectively.

Loss from Early Extinguishment of Debt.

In the three-months ended September 30, 2016, we recorded a loss from early extinguishment of debt of approximately $32.0 million, or $19.5 million after tax, related to the tender offer and redemption of our 7½% senior notes due 2020.

Taxes.

During the third quarter of 2017, the Company made aggregate federal and state tax payments of $0.3 million compared to $0.5 million in the third quarter of 2016. During the remainder of 2017, we anticipate making income tax payments (net of refunds) of approximately $0.6 million. We anticipate making significant federal and state income tax payments beginning in 2018, assuming no significant changes to the corporate tax code as currently in effect.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 6 of 20

Results of Operations for the Nine-Months Ended September 30, 2017

Revenue (less agency commissions) on As-Reported Basis.

The table below presents our revenue (less agency commissions) by type for the nine-month periods ended September 30, 2017 and 2016 (dollars in thousands):

	Nine Months Ended September 30,
	2017		2016
		Percent		Percent
	Amount	of Total	Amount	of Total
Revenue (less agency commissions):
Local (including internet/digital/mobile)	$330,547	50.9%	$296,253	51.5%
National	86,822	13.4%	73,575	12.8%
Political	9,034	1.4%	41,576	7.2%
Retransmission consent	207,094	31.9%	148,914	25.9%
Other	15,622	2.4%	14,528	2.6%
Total	$649,119	100.0%	$574,846	100.0%

Total revenue increased $74.3 million, or 13%, to $649.1 million for the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016. Revenue from the 2017 Acquisitions and 2016 Acquisitions, collectively, accounted for approximately $167.9 million of our total revenue in the nine-months ended September 30, 2017, compared to $87.9 million in the nine-months ended September 30, 2016.

The changes in revenue for the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016 were approximately as follows:

•	Local advertising revenue (including internet/digital/mobile) increased $34.3 million, or 12%, to $330.5 million.

•	National advertising revenue increased $13.2 million, or 18%, to $86.8 million.

•	Political advertising revenue decreased $32.5 million, or 78%, to $9.0 million.

•	Retransmission consent revenue increased $58.2 million, or 39%, to $207.1 million.

•	Other revenue increased $1.1 million, or 8%, to $15.6 million.

Excluding the total revenue contributed by the 2017 Acquisitions and 2016 Acquisitions, our total revenue decreased by $5.7 million in the nine-months ended September 30, 2017 as compared to the nine-months ended September 30, 2016. This was primarily the result of political advertising revenue that decreased by $28.9 million due to 2017 being the “off-year” of the two-year election cycle, offset by retransmission consent revenue that increased by $28.9 million primarily due to increased retransmission consent rates.

Local and national advertising revenue declined $5.5 million, in part, as a result of the impact of the broadcast of the 2017 Super Bowl on our FOX-affiliated stations generating approximately $0.6 million of local and national advertising revenue, compared to $1.6 million that we earned from the broadcast of the 2016 Super Bowl on our CBS-affiliated stations. Local and national advertising also declined because the nine-months ended September 30, 2016 included approximately $8.2 million of revenue from the 2016 Olympic Games.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 7 of 20

Revenue on Combined Historical Basis.

On a Combined Historical Basis, total revenue decreased $9.0 million, or 1%, to $661.5 million in the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016, as a result of the following:

•	Local advertising revenue (including internet/digital/mobile) decreased $5.9 million, or 2%, to $338.9 million.

•	National advertising revenue increased $0.1 million, or less than 1%, to $90.1 million.

•	Political advertising revenue decreased $45.1 million, or 83%, to $9.1 million.

•	Retransmission consent revenue increased $41.8 million, or 25%, to $210.3 million.

•	Other revenue decreased $0.1 million, or less than 1%, to $13.1 million.

Local and national advertising revenue decreased, in part, as a result of the impact of the broadcast of the 2017 Super Bowl on our FOX-affiliated stations generating approximately $0.6 million of local and national advertising revenue, compared to $2.1 million that we earned from the broadcast of the 2016 Super Bowl on our CBS-affiliated stations. Local and national advertising also decreased because the nine-months ended September 30, 2016 included approximately $8.2 million of revenue from the 2016 Olympic Games.

Broadcast Operating Expenses on As-Reported Basis.

Broadcast operating expenses (before depreciation, amortization and gain on disposal of assets) increased $59.8 million, or 17%, to $406.4 million for the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016. The 2017 Acquisitions and 2016 Acquisitions, collectively, accounted for approximately $95.1 million of our broadcast operating expenses in the nine-months ended September 30, 2017, and the 2016 Acquisitions accounted for approximately $52.6 million of our broadcast operating expenses for the nine-months ended September 30, 2016. Including the impact of the 2017 Acquisitions and the 2016 Acquisitions, total retransmission expense increased $29.4 million, or 41%, to $100.8 million in the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016.

Excluding the impact of the 2017 Acquisitions and the 2016 Acquisitions:

•

Non-compensation expenses increased by $18.5 million, or 11%, in the nine-months ended September 30, 2017 primarily due to retransmission expense increases of $15.7 million and professional fee increases of $5.2 million.

•	Compensation expenses decreased $1.2 million, or 1%, in the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016.

Broadcast Operating Expenses on Combined Historical Basis.

On a Combined Historical Basis, broadcast operating expenses (before depreciation, amortization and gain on disposal of assets) increased $12.8 million, or 3%, to $419.5 million for the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016. The increase reflects, in part, the following:

•

Retransmission expense increased $21.0 million, or 26%, to $103.2 million for the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016, consistent with increases in retransmission consent revenue.

•	Syndicated programming and licensing expenses decreased $1.8 million, or 10%, in the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016.

•	Professional fees increased $2.8 million, or 46%, in the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016.

•	Compensation expense decreased by approximately $4.3 million, or 2%, for the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 8 of 20

Corporate and Administrative Operating Expenses on As-Reported Basis.

Corporate and administrative expenses (before depreciation, amortization and loss (gain) on disposal of assets) decreased $7.0 million, or 22%, to $24.4 million in the nine-months ended September 30, 2017 compared to the nine-months ended September 30, 2016. The net decrease reflects, in part, the following:

•

Non-compensation expenses decreased $6.3 million in the nine-months ended September 30, 2017 primarily due to decreases of $7.7 million of professional fees related to acquisition activities, partially offset by increases of $1.0 million in promotional expenses.

•	Non-cash share based compensation expenses were $3.2 million in the nine-months ended September 30, 2017 compared to $2.9 million in the nine-months ended September 30, 2016.

Loss from Early Extinguishment of Debt.

In the nine-months ended September 30, 2017, we recorded a loss from early extinguishment of debt of approximately $2.9 million, or $1.7 million after tax, related to the amendment and restatement of our senior credit facility. In the nine-months ended September 30, 2016, we recorded a loss from early extinguishment of debt of approximately $32.0 million, or $19.5 million after tax, related to the tender offer and redemption of our 7½% senior notes due 2020.

Gain on Disposal of Assets.

We reported gains on disposals of assets of $75.1 million and $0.1 million in the nine-months ended September 30, 2017 and 2016 respectively. On May 30, 2017, we tendered two of our broadcast licenses and made other modifications to our broadcast spectrum related to our participation in the FCC’s reverse auction for broadcast spectrum. Our proceeds from this auction, which were received on August 7, 2017, were $90.8 million while the combined cost of the disposed assets was $13.1 million.

Taxes.

During the nine-months ended September 30, 2017, the Company made aggregate federal and state tax payments totaling $1.2 million compared to $14.6 million in the nine-months ended September 30, 2016.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 9 of 20

Detailed table of operating results

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for net income per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2017	2016	2017	2016

Revenue (less agency commissions)	$218,977	$204,490	$649,119	$574,846
Operating expenses before depreciation, amortization and loss on disposal of assets, net:
Broadcast	139,430	120,717	406,446	346,620
Corporate and administrative	8,318	7,223	24,436	31,425
Depreciation	13,085	11,494	38,555	34,237
Amortization of intangible assets	6,460	4,235	18,684	12,365
Loss (gain) on disposal of assets, net	1,660	354	(75,139)	(66)
Operating expenses	168,953	144,023	412,982	424,581
Operating income	50,024	60,467	236,137	150,265
Other income (expense):
Miscellaneous income, net	28	30	36	740
Interest expense	(24,207)	(27,926)	(71,189)	(73,470)
Loss from early extinguishment of debt	-	(31,987)	(2,851)	(31,987)
Income before income tax	25,845	584	162,133	45,548
Income tax expense	10,529	797	65,751	19,109
Net (loss) income	$15,316	$(213)	$96,382	$26,439

Basic per share information:
Net (loss) income	$0.21	$-	$1.34	$0.37
Weighted-average shares outstanding	71,636	71,879	71,777	71,850

Diluted per share information:
Net (loss) income	$0.21	$-	$1.33	$0.36
Weighted-average shares outstanding	72,454	71,879	72,491	72,723

Political advertising revenue (less agency commissions)	$4,005	$22,272	$9,034	$41,576

Revenue from broadcast of Olympic games (less agency commissions)	$-	$8,192	$-	$8,192

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 10 of 20

Other Financial Data

	September 30, 2017	December 31, 2016
	(in thousands)

Cash	$172,854	$325,189
Long-term debt including current portion	$1,838,027	$1,756,747
Borrowing availability under our senior credit facility	$100,000	$60,000

	Nine Months Ended September 30,
	2017	2016
	(in thousands)

Net cash provided by operating activities	$114,346	$103,419
Net cash used in investing activities	(336,334)	(469,504)
Net cash provided by financing activities	69,653	499,165
Net increase in cash	$(152,335)	$133,080

Guidance for the Three-Months Ending December 31, 2017

Based on our current forecasts for the fourth quarter of 2017, we anticipate changes from the three-months ended December 31, 2016 as outlined below. Our estimates for the fourth quarter of 2017 include approximately $63.1 million of revenues and $38.8 million of broadcast operating expenses estimated to be contributed by the 2017 Acquired Stations and 2016 Acquired Stations. Our as-reported results for the fourth quarter of 2016 included approximately $42.5 million of revenues and approximately $22.0 million of broadcast operating expenses contributed by the 2016 Acquired Stations:

	Low End	% Change	High End	% Change
	Guidance for	From	Guidance for	From	Actual
	the Fourth	Actual Fourth	the Fourth	Actual Fourth	Fourth
	Quarter of	Quarter of	Quarter of	Quarter of	Quarter of
Selected operating data:	2017	2016	2017	2016	2016
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$230,000	(3)%	$233,000	(2)%	$237,619

OPERATING EXPENSES
(before depreciation, amortization and gain on disposals of assets):
Broadcast	$150,000	17%	$153,000	19%	$128,511
Corporate and administrative	$8,500	(5)%	$9,000	1%	$8,922

OTHER SELECTED DATA:
Political advertising revenue
(less agency commissions)	$5,000	(90)%	$5,500	(89)%	$48,519

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 11 of 20

Comments on Fourth Quarter of 2017 Guidance on As-Reported Basis

Revenue on As-Reported Basis.

Based on our current forecasts for the fourth quarter of 2017, we anticipate the following changes from the fourth quarter of 2016:

●	We believe our fourth quarter of 2017 local advertising revenue (including internet/digital/mobile) will increase by 12% to 14%.

●	We expect our fourth quarter of 2017 national advertising revenue will increase by 25% to 30%.

●

We believe our fourth quarter of 2017 political advertising revenue will decrease to within a range of approximately $5.0 million to $5.5 million, due to 2017 being an off-year of the political advertising revenue cycle.

●	We believe our fourth quarter of 2017 retransmission consent revenue will be approximately $70.0 million.

Broadcast Operating Expenses (before depreciation, amortization and loss (gain) on disposal of assets) on As-Reported Basis.

For the fourth quarter of 2017, we anticipate our broadcast operating expenses will increase from the fourth quarter of 2016, reflecting the additional broadcast operating expenses of the 2017 Acquired Stations and the 2016 Acquired Stations. We anticipate that our broadcast operating expenses will also reflect an increase in retransmission expense of approximately $10.0 million to approximately $36.0 million and an increase in non-cash stock based compensation of approximately $2.6 million reflecting certain non-cash stock based compensation awards made in October 2017 to certain non-executive employees. Our fourth quarter 2017 operating expenses will also include approximately $4.1 million of expense for discretionary company contributions to our 401(k) plan.

Corporate and Administrative Operating Expenses (before depreciation, amortization and loss (gain) on disposal of assets) on As-Reported Basis.

For the fourth quarter of 2017, we anticipate our corporate and administrative operating expense will decrease to within a range of approximately $8.5 million to $9.0 million, primarily attributable to decreases in professional services fees related to acquisitions.

Comments on Fourth Quarter of 2017 Guidance on Combined Historical Basis

Based on our current forecasts for the fourth quarter of 2017, we anticipate the following changes from the Combined Historical Basis for the fourth quarter of 2016. For the purposes hereof, our Combined Historical Basis for the fourth quarter of 2016 has been adjusted to give effect to the 2017 Acquisitions and the 2016 Acquisitions as if they had been acquired in the first day of the earliest period presented.

Revenue on Combined Historical Basis.

●	We believe our fourth quarter of 2017 total revenue will decrease in a mid-double digit percentage range, due primarily to 2017 being an off-year of the political advertising revenue cycle.

●	We believe our fourth quarter of 2017 local advertising revenue will be consistent with, or increase in the low single digit percentage range, when compared to the fourth quarter of 2016.

●	We believe our fourth quarter of 2017 national advertising revenue will increase in the mid to upper single digit percentage range, when compared to the fourth quarter of 2016.

●	We believe that our fourth quarter of 2017 combined local and national advertising revenue will increase in the low single digit percentage range, when compared to the fourth quarter of 2016.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 12 of 20

●

We believe our fourth quarter of 2017 political advertising revenue will be within a range of approximately $5.0 million to $5.5 million, decreasing by approximately $58.0 million to $59.0 million, due to 2017 being an off-year of the political advertising revenue cycle.

●	We believe our fourth quarter of 2017 retransmission consent revenue will increase by approximately $12.0 million to approximately $70.0 million.

Broadcast Operating Expenses (before depreciation, amortization and loss (gain) on disposal of assets) on Combined Historical Basis.

Our total broadcast operating expenses for the fourth quarter of 2017 are anticipated to increase from the fourth quarter of 2016 on a Combined Historical Basis by approximately 2% to 5%, or $4.0 million to $7.0 million. This increase reflects an expected increase of $6.0 million in retransmission expense to approximately $36.0 million and an increase in non-cash stock based compensation of approximately $2.6 million reflecting certain non-cash stock based compensation awards made in October 2017 to certain non-executive employees. Our fourth quarter 2017 operating expenses will also include approximately $4.1 million of expense for discretionary company contributions to our 401(k) plan.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 13 of 20

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow, Broadcast Cash Flow Less Cash Corporate Expenses, Operating Cash Flow as defined in the Senior Credit Agreement, Free Cash Flow and Total Leverage Ratio, Net of All Cash. These non-GAAP amounts are used by us to approximate the amount used to calculate key financial performance covenants contained in our debt agreements and are used with our GAAP data to evaluate our results and liquidity. These non-GAAP amounts may be provided on an As-Reported Basis as well as a Combined Historical Basis.

We define Broadcast Cash Flow as net income plus loss from early extinguishment of debt, corporate and administrative expenses, broadcast non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Broadcast Cash Flow Less Cash Corporate Expenses as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, and non-cash 401(k) expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue.

We define Operating Cash Flow as defined in the Senior Credit Agreement as Combined Historical Basis net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense, non-cash 401(k) expense and pension expenses less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue and cash contributions to pension plans.

We define Free Cash Flow as net income plus loss from early extinguishment of debt, non-cash stock based compensation, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, amortization of deferred financing costs, any income tax expense, non-cash 401(k) expense and pension expense, less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations, network compensation revenue, contributions to pension plans, amortization of original issue discount on our debt, capital expenditures (net of any insurance proceeds) and the payment of income taxes (net of any refunds received).

Our Total Leverage Ratio, Net of All Cash is the total outstanding principal of our long-term debt and certain other obligations as defined in the Senior Credit Agreement less all cash divided by our average Operating Cash Flow as defined in the Senior Credit Agreement for the preceding eight quarters. This average is calculated by dividing the sum of our Operating Cash Flow as defined in the Senior Credit Agreement for the preceding eight quarters by two.

These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 14 of 20

Reconciliation on As-Reported Basis, in thousands – Quarter

	Three Months Ended
	September 30,
	2017	2016	2015
Net income (loss)	$15,316	$(213)	$6,609
Adjustments to reconcile from net income (loss) to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	13,085	11,494	9,354
Amortization of intangible assets	6,460	4,235	3,213
Non-cash stock based compensation	1,531	1,271	1,009
Loss on disposal of assets, net	1,660	354	248
Miscellaneous income, net	(28)	(30)	(28)
Interest expense	24,207	27,926	18,645
Loss from early extinguishment of debt	-	31,987	-
Income tax expense	10,529	797	4,118
Amortization of program broadcast rights	5,209	4,817	3,677
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	1	7	6
Payments for program broadcast rights	(5,176)	(4,729)	(3,417)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	7,142	6,254	9,233
Broadcast Cash Flow	79,936	84,170	52,667
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	(7,142)	(6,254)	(9,233)
Broadcast Cash Flow Less Cash Corporate Expenses	72,794	77,916	43,434
Pension (income) expense	(124)	40	-
Contributions to pension plans	-	(1,405)	(2,483)
Interest expense	(24,207)	(27,926)	(18,645)
Amortization of deferred financing costs	1,157	1,397	799
Amortization of original issue premium on senior notes	(153)	(194)	(215)
Purchase of property and equipment	(11,011)	(19,763)	(6,854)
Income taxes paid, net of refunds	(311)	(570)	(427)
Free Cash Flow	$38,145	$29,495	$15,609

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 15 of 20

Reconciliation on As-Reported Basis, in thousands – Year to Date

	Nine Months Ended
	September 30,
	2017	2016	2015
Net income	$96,382	$26,439	$24,314
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	38,555	34,237	26,906
Amortization of intangible assets	18,684	12,365	8,715
Non-cash stock based compensation	4,303	3,827	3,011
(Gain) loss on disposal of assets, net	(75,139)	(66)	562
Miscellaneous income, net	(36)	(739)	(102)
Interest expense	71,189	73,470	55,762
Loss from early extinguishment of debt	2,851	31,987	-
Income tax expense	65,751	19,109	16,186
Amortization of program broadcast rights	15,444	14,026	10,837
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	16	21	19
Payments for program broadcast rights	(15,569)	(13,859)	(10,558)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	21,208	28,515	20,983
Broadcast Cash Flow	243,639	229,332	156,635
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock based compensation	(21,208)	(28,515)	(20,983)
Broadcast Cash Flow Less Cash Corporate Expenses	222,431	200,817	135,652
Pension (income) expense	(371)	120	4,190
Contributions to pension plans	(624)	(3,038)	(3,916)
Interest expense	(71,189)	(73,470)	(55,762)
Amortization of deferred financing costs	3,466	3,664	2,396
Amortization of original issue premium on senior notes	(458)	(626)	(647)
Purchase of property and equipment	(21,426)	(33,238)	(15,250)
Income taxes paid, net of refunds	(1,207)	(14,589)	(1,675)
Free Cash Flow	$130,622	$79,640	$64,988

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 16 of 20

Reconciliation on Combined Historical Basis, in thousands – Quarter

	Three Months Ended
	September 30,
	2017	2016	2015

Net income	$15,316	$13,951	$12,317
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	13,085	12,821	12,975
Amortization of intangible assets	6,460	4,344	4,979
Non-cash stock-based compensation	1,531	1,271	1,009
Loss on disposal of assets, net	1,660	395	532
Miscellaneous income, net	(28)	(36)	1,443
Interest expense	24,207	25,589	24,161
Loss from early extinguishment of debt	-	31,987	-
Income tax expense	10,529	1,712	3,279
Amortization of program broadcast rights	5,209	5,253	5,304
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	1	7	6
Payments for program broadcast rights	(5,176)	(5,165)	(5,044)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	7,142	6,251	9,233
Other	(118)	(665)	6,355
Broadcast Cash Flow	79,818	97,715	76,549
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(7,142)	(6,251)	(9,233)
Broadcast Cash Flow Less Cash Corporate Expenses	72,676	91,464	67,316
Pension (income) expense	(124)	40	-
Contributions to pension plans	-	(1,405)	(2,483)
Other	(64)	488	4,467
Operating Cash Flow as defined in the Senior Credit Agreement	72,488	90,587	69,300
Interest expense	(24,207)	(25,589)	(24,161)
Amortization of deferred financing costs	1,157	1,397	799
Amortization of net original issue premium on senior notes	(153)	(194)	(215)
Purchase of property and equipment	(11,011)	(19,763)	(7,750)
Income taxes paid, net of refunds	(311)	(570)	(1,250)
Free Cash Flow	$37,963	$45,868	$36,723

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 17 of 20

Reconciliation on Combined Historical Basis, in thousands – Year to Date

	Nine Months Ended
	September 30,
	2017	2016	2015

Net income	$94,563	$52,083	$43,914
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	39,292	39,036	38,704
Amortization of intangible assets	18,710	13,563	14,111
Non-cash stock-based compensation	4,303	3,827	3,011
Loss on disposal of assets, net	(75,189)	179	1,058
Miscellaneous (income) expense, net	(45)	196	4,364
Interest expense	71,929	76,766	72,310
Loss from early extinguishment of debt	2,851	31,987	-
Income tax expense	65,465	18,584	13,647
Amortization of program broadcast rights	15,707	15,998	15,924
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	16	21	19
Payments for program broadcast rights	(15,832)	(15,831)	(15,645)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	21,208	28,515	20,983
Other	3,065	5,985	22,062
Broadcast Cash Flow	246,043	270,909	234,462
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	(21,208)	(28,515)	(20,983)
Broadcast Cash Flow Less Cash Corporate Expenses	224,835	242,394	213,479
Pension (income) expense	(371)	120	4,190
Contributions to pension plans	(624)	(3,038)	(3,916)
Other	1,033	7,733	4,467
Operating Cash Flow as defined in the Senior Credit Agreement	224,873	247,209	218,220
Interest expense	(71,929)	(76,766)	(72,310)
Amortization of deferred financing costs	3,466	3,664	2,396
Amortization of net original issue premium on senior notes	(458)	(626)	(647)
Purchase of property and equipment	(21,426)	(33,238)	(20,250)
Income taxes paid, net of refunds	(1,207)	(14,589)	(3,750)
Free Cash Flow	$133,319	$125,654	$123,659

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 18 of 20

Reconciliation of Total Leverage Ratio, Net of All Cash, in thousands except for ratio

Eight Quarters Ended
Combined Historical Basis Operating Cash Flow as defined in the Senior Credit Agreement:	September 30, 2017
Net income	$221,374
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	104,473
Amortization of intangible assets	41,764
Non-cash stock-based compensation	10,413
(Gain) loss on disposals of assets, net	(73,916)
Miscellaneous income, net	1,439
Interest expense	198,570
Loss from early extinguishment of debt	34,838
Income tax expense	116,434
Amortization of program broadcast rights	42,931
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	52
Payments for program broadcast rights	(42,736)
Corporate and administrative expenses before depreciation, amortization of intangible assets and non-cash stock-based compensation	67,917
Other	14,868
Broadcast Cash Flow	738,421
Corporate and administrative expenses before depreciation, amortization depreciation, amortization of intangible assets and non-cash stock-based compensation	(67,917)
Broadcast Cash Flow Less Cash Corporate Expenses	670,504
Pension expense	(189)
Contributions to pension plans	(5,177)
Other	11,496
Operating Cash Flow as defined in the Senior Credit Agreement	$676,634
Operating Cash Flow as defined in the Senior Credit Agreement, divided by two	$338,317

September 30, 2017
Adjusted Total Indebtedness:
Long term debt, including current portion	$1,838,027
Capital leases and other debt	607
Total deferred financing costs, net	29,151
Premium on subordinated debt, net	(5,339)
Cash	(172,854)
Adjusted Total Indebtedness, Net of All Cash	$1,689,592
Total Leverage Ratio, Net of All Cash	4.99

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 19 of 20

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates over 100 television stations and leading digital assets in markets throughout the United States. As of the date of this release, we own and/or operate television stations in 57 television markets that broadcast more than 200 separate program streams, including over 100 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network. Our portfolio, including pending acquisitions, includes the number-one and/or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 10.4 percent of total United States television households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter of 2017 or other periods, the impact of recently completed transactions, future operating expenses, future income tax payments and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of November 6, 2017. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in our Annual Report on Form 10-K for the year ended December 31, 2016 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC's website at www.sec.gov.

Conference Call Information

We will host a conference call to discuss our third quarter operating results on November 6, 2017. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (888) 259-8544 and the confirmation code is 2354575. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 2354575 until

December 6, 2017.

Gray Contacts

Web site: www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Gray Television, Inc.
Earnings Release for the three-month and nine-month periods ended September 30, 2017	Page 20 of 20